Rule 424(b)(3)

                                   NYFIX, INC.
                        SUPPLEMENT DATED JANUARY 14, 2000
                                       TO
                       PROSPECTUS DATED DECEMBER 31, 1999

         The following information supplements the information contained in the Prospectus dated December 30, 1999 ("Prospectus") relating to the sale of an aggregate of 1,312,500 shares of common stock, $.001 par value ("Common Stock"), by certain persons ("Selling Stockholders"). All capitalized terms used herein which are not otherwise defined have the meaning ascribed to them in the Prospectus.

         The following updates the table under the section "Selling Shareholders" set forth in the Prospectus found on page 10 to correct the name of a Selling Shareholder. The shares have been registered under the registration statement of which the Prospectus forms a part. The following table sets forth
(i) the number of shares of Common Stock owned by each Selling Shareholder at December 15, 1999, (ii) the number of shares being offered for resale hereby by each Selling Shareholder; and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of this Offering. Except as otherwise indicated in the Footnotes to such table, none of such Selling Shareholders has been an officer, director or employee of the Company for the past three years.


                                                                                                     Number of Common
                                                                                                  Shares of Class to be
                                                                                                    Beneficially-Owned
                                                                                                   After Completion of
                                                                                                      the Offering
                                                                                                  ------------------
                                               Number of Common Shares       Maximum Number of
                                             Beneficially Owned Prior to    Shares to be Offered
             Name                                   the Offering                 for Resale        Number     Percent
             ----                                   ------------                 ----------        ------     -------

DB U.S. Financial Markets Holding                      187,500                    187,500             0            0
Corporation
31 West 52nd Street
New York, NY 10019

UBS (USA) INC.                                         187,500                    187,500             0            0
677 Washington Boulevard
Stamford, CT 06912

ING Barings LLC                                        187,500                    187,500             0            0
55 East 52nd Street
New York, NY 10055

Lehman Brothers Inc.                                   187,500                    187,500             0            0
3 World Financial Center
16th Floor
New York, NY 10285-0600

Morgan Stanley & Co. Incorporated                      187,500                    187,500             0            0
1585 Broadway
New York, NY 10036

Societe Generale Investment Corporation                187,500                    187,500             0            0
1221 Avenue of the Americas
8th Floor
New York, NY 10020

Sanford C. Bernstein & Co., Inc.                       187,500                    187,500             0            0
767 Fifth Avenue
New York, NY 10153